Exhibit 23.1








                    CONSENT OF INDEPENDENT REGISTERED PUBLIC
                                 ACCOUNTING FIRM


The Pension and Profit-Sharing Committee of
Four Seasons Hotels Limited



We consent to the incorporation by reference in the registration statement (No. 333-13654) on Form S-8 of Four Seasons Hotels Limited of our report dated June 17, 2004 relating to the statements of net assets available for plan benefits as of December 31, 2003 and 2002, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2003 of Four Seasons Hotels Retirement Benefit Plan and the related supplemental schedule H, Line 4i - schedule of assets (held at end of year) as of December 31, 2003, which report appears in the December 31, 2003 annual report on Form 11-K of the Four Seasons Hotels Retirement Benefit Plan.


                                                    /s/ KPMG LLP




New York, New York

June 28, 2004